Exhibit 99.1
FOR IMMEDIATE RELEASE
SurModics Announces Board Changes
EDEN PRAIRIE, Minnesota — November 13, 2007 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery technologies to the healthcare industry, announced today several changes in the composition of its Board of Directors.
Under the Board’s recently adopted retirement policy, Dale R. Olseth and David A. Koch will not stand for re-election at the company’s upcoming Annual Meeting of Shareholders in January 2008 and will retire from the Board at the conclusion of that meeting. Mr. Olseth was also designated Chairman Emeritus by the Board. As a result of these upcoming retirements, the Board has been actively evaluating Director candidates to fill the vacancies created by the retirement of Messrs. Olseth and Koch. Under the new retirement policy, Kenneth H. Keller, Ph.D. would normally have retired at the same time as Messrs. Olseth and Koch. However, at the request of the Board, Dr. Keller has agreed to continue to serve on the Board to help ensure an orderly transition.
“The Board of Directors wishes to thank Dale and David for their decades of service to SurModics,” said Kendrick B. Melrose, Chairman of the Board. “This company has been shaped immeasurably by Dale’s vision, leadership and character during his career as CEO and Executive Chairman of the Board. During his tenure, Dale fostered an environment of innovation, accountability and success. His efforts will carry forward in the many SurModics employees, investors and Board members that he inspired. David’s contributions to the company span nearly 20 years of service on the Board of Directors. His counsel and leadership have helped SurModics become the successful company it is today. The Board expresses deep gratitude for the tireless efforts and significant contributions these two gentlemen have given SurModics.”
“It has been an honor for us all at SurModics to have worked with both Dale and David,” said Bruce Barclay, President and CEO. “SurModics is very fortunate to have benefited from the insight, leadership and integrity of these two seasoned executives. All of us at the company are grateful to have had the opportunity to work with them, and we will carry on their tradition of excellence as we embark on the next chapter in SurModics’ history.”
About SurModics, Inc.
SurModics, Inc. is a leading provider of surface modification and drug delivery technologies to the healthcare industry. SurModics partners with the world’s foremost medical device, pharmaceutical and life science companies to develop and commercialize innovative products that result in better patient outcomes. Core offerings include: drug delivery technologies (coatings, microparticles, and implants); surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and specialized surfaces for cell culture and microarrays. Collaborative efforts include a sustained drug delivery system in human trials for treatment of retinal disease and the drug delivery polymer matrix on the first-to-market drug-eluting coronary stent. SurModics is headquartered in Eden Prairie, Minnesota and its Brookwood Pharmaceuticals subsidiary is located in Birmingham, Alabama. For more information about the company, visit www.surmodics.com. The content of SurModics’ web site is not part of this release or part of any filings the company makes with the SEC.
Safe Harbor for Forward Looking Statements
Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and SurModics intends that such forward looking statements be subject to the safe harbor created thereby. SurModics does not undertake an obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.
Contact
Phil Ankeny, Senior Vice President and Chief Financial Officer
(952) 829-2700